Exhibit 10.1

Amendment to Employment Agreement

This Amendment to Employment Agreement is made as of September 6, 2024 between Innovative Solutions & Support, Inc. (“IS&S”), and Shahram Askarpour, an adult individual (“Askarpour”). Reference is made to that certain Amended and Restated Employment Agreement by and between IS&S and Askarpour, dated April 14, 2022 (the “Agreement”).

WHEREAS, IS&S wishes to employ Askarpour on the amended terms set forth below, and Askarpour wishes to be employed by IS&S on the amended terms set forth below;

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, IS&S and Askarpour hereby agree as follows, with the intent to be legally bound:

1.       Section 4.6 shall be amended and restated in its entirety as follows:

“4.6 Termination by IS&S Without Cause or by Askarpour for Good Reason Outside Change of Control Period. If, during the Term, Askarpour’s employment is terminated by IS&S without Cause (and not due to death or Disability, but for the avoidance of doubt, including IS&S’s delivery of a Nonrenewal Notice), or by Askarpour for Good Reason (as defined below), then: (a) IS&S shall be released from any and all further obligations under this Agreement; (b) IS&S shall pay Askarpour all salary, benefits, bonuses, reimbursable expenses and all other compensation owing or accrued to Askarpour through the effective date of termination; and (c) IS&S shall pay to Askarpour his Base Salary for a period of twelve (12) months following the date of Askarpour’s termination, provided such termination occurs outside the Change of Control Period (as defined below). For purposes of this Section 4.6, IS&S’s delivery of a Nonrenewal Notice to Askarpour shall be treated as termination without Cause on the last day of the Initial Term or a Renewal Term, as applicable. If Askarpour and his eligible dependents are eligible for, and timely elect, COBRA continuation coverage, IS&S shall reimburse Askarpour (or Askarpour’s estate or legal representative, as applicable) for the COBRA premiums for Askarpour and his eligible dependents under IS&S’ benefit plans for the period of Base Salary continuation under clause (c) of the preceding sentence (the “COBRA Benefit”); provided, however, that notwithstanding the foregoing, the COBRA Benefit shall not be provided to the extent that it would result in any fine, penalty or tax upon IS&S; and provided further, that the COBRA Benefit shall cease earlier if Askarpour or his dependents become eligible for health coverage under the health plan of another employer.”

2.       A new Section 4.7 shall be inserted in the Agreement and the remaining sections shall be renumbered accordingly:

“4.7 Change of Control Benefits. In the event that Askarpour’s employment is terminated by IS&S without Cause or Askarpour resigns with Good Reason within the period beginning six (6) months prior to, and ending two (2) years following a Change of Control (the “Change of Control Period”), (i) IS&S shall pay, or cause to be paid, to Askarpour an amount equal to two (2) times the sum of (A) the Base Salary immediately prior to to the Change of Control and (B) the maximum annual cash bonus and/or other incentive compensation opportunity available to Askarpour (as determined by the Board in its sole discretion), payable in one lump sum subject to and in accordance with Paragraph 4.10(a) of this Agreement, (ii) all unvested equity awards held by Askarpour shall immediately become fully vested and exercisable, (iii) any options held by Askarpour at the time of such termination shall continue to be exercisable until the earlier of two (2) years following the date of such termination and the option’s original expiration date, and (iv) IS&S shall provide Askarpour with health (medical, dental and vision) and disability coverage substantially comparable to the coverage Askarpour was receiving from IS&S immediately prior to the Change of Control for a period of 18 months following such termination (the “Coverage Period”). Askarpour shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as Askarpour was paying when Askarpour’s employment terminated. The total cost of Askarpour’s continued coverage shall be determined using the same rates for health and/or disability coverage that apply from time to time to similarly situated active employees. Notwithstanding the foregoing, if the applicable rules and regulations under Federal or Pennsylvania law prohibit IS&S from providing Askarpour with the post-termination group health or other benefits coverage, or if providing such coverage would subject IS&S or Askarpour to penalties or excise taxes, then IS&S shall continue to pay to Askarpour the monthly amount equal to the COBRA (as defined below) premium amount being paid by its former employees who are eligible for such COBRA participation or other benefits coverage continuation, but IS&S shall not be required to provide Askarpour with enrollment and participation in the actual plans in which IS&S’s employees are actually enrolled. For any portion of the Coverage Period during which health plan coverage or disability insurance coverage, or both, is or are not available under insured plans covering employees of IS&S, Askarpour shall be compensated in respect of such inability to participate through payment by IS&S to Askarpour, of an amount equal to the cost that would have been incurred by IS&S if Askarpour were able to participate in such plan or program (less the employee portion of the premium costs for the active plan) plus an amount which, when added to IS&S annual cost to IS&S, would be sufficient after Federal, state and local income and payroll taxes (based on the tax returns filed by Askarpour most recently prior to the date of termination) to enable the Askarpour to net an amount equal to IS&S annual cost to IS&S.”

3.       Section 4.9 (Definition of Good Reason) shall be amended and restated in its entirety as follows:

“4.9. Definition of Good Reason. For purposes of this Agreement, Askarpour shall have “Good Reason” to resign from his employment with IS&S upon the occurrence of any of the following actions taken by IS&S without Askarpour’s prior written consent:

(a)	a material reduction in Askarpour’s title, duties, responsibilities or authority;

(b)	a material reduction of Askarpour’s aggregate compensation;

(c)	relocation of Askarpour’s primary work location that results in an increase in Askarpour’s one-way commute by more than twenty-five (25) miles;

(d)	failure or refusal of a successor to IS&S to either materially assume IS&S’ obligations under this Agreement or enter into a new employment agreement with Askarpour on terms that are materially similar to those provided under this Agreement, in any case, in the event of a Change of Control; or

(e)	a material breach of this Agreement by IS&S.

Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (A) Askarpour gives IS&S written notice within thirty (30) days after the first occurrence of the event which Askarpour believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Askarpour believes constitutes the basis for Good Reason, (B) IS&S fails to cure such act or failure to act within thirty (30) days after receipt of such notice and (C) Askarpour terminates his employment within thirty (30) days after the end of such 30-day cure period specified in clause (B).

Unless the Board determines otherwise in its sole discretion prior to the consummation of a Change of Control, in the event that a Change of Control is consummated resulting in IS&S becoming a privately-held company, Askarpour shall not have Good Reason to resign (A) solely on account of the consummation of such transaction or (B) on account of any diminution in the particular duties or responsibilities relating solely to being a public company that he may have held immediately prior to the Change of Control by virtue of his position as the chief executive officer of a public company.

4.       A new Section 4.12 shall be added to the Agreement as follows:

“4.12 Code Section 280G.

(a)       If any benefit or payment from the Company to Askarpour (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) shall be determined to be an “Excess Parachute Payment”, as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), then the aggregate present value of amounts or benefits payable to Askarpour pursuant to this Agreement (“Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be the greater of (i) the highest aggregate present value of Agreement Payments that can be paid without causing any payments or benefits hereunder to be an Excess Parachute Payment or (ii) the largest portion, up to and including the total, of the Agreement Payments that after taking into account all applicable state and federal taxes (computed at the highest applicable marginal rate) including any taxes payable pursuant to Section 4999 of the Code, results in a greater after-tax benefit to Askarpour than the after-tax benefit to Askarpour of the amount calculated under (i) hereof (computed at the highest applicable marginal rate). For purposes of this Section 4.12, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b)       The Company agrees that, for purpose of determining whether any Payment would be subject to the excise tax under Section 4999 of the Code, the non-compete set forth in Section 5.4 of this Agreement (the “Non-Compete Provision”) shall be treated as an agreement for the performance of personal services. The Company agrees to obtain a valuation of the Non-Compete Provision from an independent third party valuation firm mutually agreed upon by the Company and Askarpour. The Company hereby agrees to indemnify, defend and hold harmless Askarpour from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or such valuation firm’s attribution of a value to the Non-Compete Provision that is less than the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for the most recently completed year, to the extent the use of such lesser amount results in a larger excise tax under Section 4999 of the Code than Askarpour would have been subject to had the Company or such valuation firm attributed a value to the Non-Compete Provision that is at least equal to the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for the most recently completed year.”

5.       In Section 4.11(a) of the amended Agreement (Conditions on Payment of Severance), all references to “Section 4.6(c) of this Agreement” shall be changed to “Sections 4.6(c) and 4.7 of this Agreement.”

6.       Section 4.9(b) of the amended Agreement shall be amended and restated in its entirety as follows:

“If payments pursuant to Sections 4.6(c) or 4.7 of this Agreement become payable under the terms of this Agreement, such payments shall be in lieu of any other severance or similar benefits of any kind, nature or amount that would otherwise be payable under any other agreement, plan, program or policy of IS&S, including any severance pay plan. Subject to all applicable federal and state laws and regulations, payment made pursuant to Sections 4.6(c) and 4.7 of this Agreement shall not be included in the determination of benefits under any employee benefit plan (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other benefit plans, policies or programs applicable to Askarpour that are maintained by IS&S.”

7.       Except as expressly amended by this Amendment, all other terms, conditions and provisions of the Employment Agreement are hereby ratified and confirmed and shall continue in full force and effect. From and after the date hereof, all references made in the Employment Agreement to “the Agreement” and “this Agreement” shall be a reference to the Employment Agreement as amended by this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the date first above written.

Innovative Solutions & Support, Inc.

By:	/s/ Glen Bressner
Glen Bressner
Chairman of the Board of Directors

Shahram Askarpour

/s/ Shahram Askarpour

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